Form WQLT08

                                                  AMERICAN NATIONAL INSURANCE COMPANY
                                                   ONE MOODY PLAZA GALVESTON, TEXAS

                                                           LEVEL TERM RIDER

DATE OF ISSUE.  The Date of Issue of this rider will be the Date of Issue of the policy it is attached to, unless otherwise endorsed.

BENEFIT.  We will pay the  beneficiary,  as specified  below,  the rider death benefit for a Covered  Person,  if all the terms of this rider and the policy are met. We must first receive due proof, at Our Home Office,  that the death of the Covered Person occurred:  (1)
before the rider expiry date;  and (2) while this rider is in full force and effect.  The rider expiry date for each Covered  Person is shown on the Data Page.

COVERED  PERSON  DEFINED.  The Covered  Persons are named on the Data Page.  Covered  Persons may be deleted from, or, with evidence of insurability, added to this benefit.  When this occurs, we will send You a revised Data Page.

RIDER DEATH BENEFIT. Each rider death benefit specified in the application for a Covered Person is shown separately in the Data Pages.

Subject to Our approval,  You may change the rider death benefit for any Covered  Person,  if you request such change in writing during the lifetime of the Covered Person.  You must provide  evidence of  insurability  satisfactory to Us before any request for an increase in rider death benefit becomes effective.

Any elective  decrease in the rider death  benefit will become  effective on the Monthly  Deduction  Date that falls on or next follows the date the request is received.  Any  increase  will become  effective  on the Monthly  Deduction  Date that  coincides  with or next follows Our approval of the increase.

CONVERTIBILITY.  The death benefit on a Covered Person may be converted  without  evidence of  insurability  to a policy similar to the policy to which this rider is  attached.  The policy must be one We then offer.  You must apply in writing in a form  acceptable  to Us and submit the policy to Us for endorsement. Conversion must take place:

(1)      while the term insurance provided by this rider is in full force and effect; and

(2)      before the conversion period expiry date shown on the Data Page.

The new policy  amount is subject to Our minimum for the type of policy  chosen.  All of the  following  must be furnished to Us at the same time:

(1)      the Application for conversion;

(2)      the policy to which this rider is attached;  and

(3)      the full first premium for the new policy.

The new policy will be:

(1)      effective on the date of conversion at the Covered Person's attained age;

(1)      issued at premium rates used by Us on the conversion date;

(2)      based on the Covered Person's risk class on the conversion date; and

(3)      issued  for any  amount  less  than or  equal to the  amount  of the  death  benefit,  in  force on this  rider on the date of conversion for the Covered Person.

The effective date of the conversion and the Date of Issue of the new policy are the same.

INCONTESTABILITY.  This rider shall be  incontestable  after it has been in force during the lifetime of the Covered Person for 2 years from its effective date, except for nonpayment of premium.

Any  increase  in the  Covered  Person's  death  benefit  after  the  effective  date of this  rider,  or any  reinstatement  shall  be incontestable  after the  increase  or  reinstatement  is in force  during the  lifetime  of the  Covered  Person for 2 years after the effective date of the increase or reinstatement, except for nonpayment of premium.

REINSTATEMENT.  To  reinstate  this  rider,  facts must be given to Us to satisfy Us that the  Covered  Person is then  insurable.  The provisions for reinstatement in the policy must also be met.

BENEFICIARY  DESIGNATION.  Any  amount  payable  under  this rider upon the death of the  Covered  Person  will be paid to the  rider's beneficiary,  if living.  You may name a beneficiary in the manner  described in the policy's  change of beneficiary  provision.  If no rider beneficiary is named, the rider's  beneficiary will be the policy's  beneficiary,  if the Covered Person is the policy's Insured.
If no rider  beneficiary  is named,  the rider's  beneficiary  will be the policy's  Insured,  if the Covered  Person is other than the policy's insured.  If there is no surviving beneficiary, the amount payable will be paid to the Covered Person's estate.

TERMINATION.  This rider's  benefits will not be payable if death occurs after this rider  terminates.  The rider will  terminate for a
Covered Person immediately upon the earliest of the following:

(1)      the date the grace period for the policy expires;

(2)      the date the policy terminates, expires, or is surrendered; or

(3)      this rider's expiry date for that Covered Person, as shown on the Data Page.

At Your written request,  We will terminate this rider. You must return the policy to Us for endorsement.  This rider will terminate on the Monthly  Deduction  Date that  coincides  with or next follows the receipt,  at Our Home Office,  of the request to terminate  this rider.  After the date this rider terminates,  the Cost of Insurance for this rider's benefit will no longer be included in the Monthly
Deduction.

COST OF  INSURANCE.  The Cost of Insurance  for the Level Term rider is the sum of the Cost of Insurance  for each Covered  Person.  It is  determined on a monthly  basis.  The monthly cost for each Covered  Person is  calculated  as (a)  multiplied by (b) divided by (c)
where:

(a)      is that Covered Person's Cost of Insurance Rate;

(b)      is the death benefit for that Covered Person  on the Monthly Deduction Date; and

(c)      is 1000.

The monthly Cost of Insurance  Rate for the Covered  Person is based on the sex,  age, and risk class of the Covered  Person,  when the death  benefit  took  effect  and how many  years the death  benefit  has been in  effect.  Monthly  Cost of  Insurance  rates  will be determined  by Us from time to time.  However,  the Cost of  Insurance  Rates  will not be  greater  than  those  shown in the Table of
Guaranteed  Maximum Cost of Insurance  Rates for the Covered Person.  The Table of Guaranteed  Maximum Cost of Insurance Rates for this rider will be:

(1)      shown on the Data Page if this rider  is included in the policy on the Date of Issue of the policy; and

(2)      shown on the policy endorsement if this  rider is added to the policy after the Date of Issue of the policy.

SURRENDER VALUES.  This rider has no Surrender Value.

This rider is a part of the policy to which it is  attached.  The policy  provisions  that apply will be construed to be a part of this rider.

Signed for Us at Galveston, Texas, on the Date of Issue.

                                   Mark Flippin                               G. R. Ferdinandsten

                                    SECRETARY                                   PRESIDENT